EXHIBIT 5.1


                    LAW OFFICES OF MICHAEL H. FREEDMAN, PLLC
                                11 BAYSIDE AVENUE
                         PORT WASHINGTON, NEW YORK 11050



                                          June 13, 2006


Board of Directors
Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211


Gentlemen:


         We have assisted Premier Alliance Group, Inc., a Nevada corporation (the "Company"), in the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 7,321,452 shares of the Company's common stock (the "Shares") to be issued and sold by selling shareholders identified in the Registration Statement, including (a) 617,598 shares of common stock underlying Class A preferred stock, (b) 617,598 shares of common stock underlying warrants, and (c) 289,291 shares of common stock underlying a stock option


         We have examined the Company's Certificate of Incorporation, as amended to date, and the Company's By-Laws, as amended to date, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, and (iii) the legal competence of all signatures to such documents.

         We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Nevada, including Nevada statutes, the Nevada Constitution, and reported judicial decisions interpreting those laws, and the federal laws of the United States of America.

         Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, and (ii) certificates representing the Shares are duly executed, countersigned, registered, and delivered upon receipt of the agreed upon

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consideration  therefor,  the Shares will be duly  authorized,  validly  issued, fully paid and non-assessable.

         This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                        Very truly yours,

                                        LAW OFFICES OF MICHAEL H. FREEDMAN, PLLC

                                        By:/s/ Michael H. Freedman
                                           -----------------------
                                               Michael H. Freedman